UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2015

SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	000-50142 (Commission File Number)	20- 4956638 (I.R.S. Employer Identification No.)

3400 Douglas Boulevard, Suite 285
Roseville, California 95661-3875
(Address and telephone number of principal executive offices) (Zip Code)

(916) 770-8100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2015, the Board of Directors of Solar Power, Inc. elected Jeffrey Yunan Ren as an independent director, with immediate effect.

Mr. Ren, 39, is a managing director of a private equity firm in Hong Kong. Mr. Ren currently serves as a member of the Board of Directors and the Chairman of the Audit Committee of Tiger Media, Inc., a multi-platform media and data products and service company listed on the NYSE; a non-executive director of Labixiaoxin Snacks Group Limited, a Chinese manufacturer and distributor of snacks listed on the Hong Kong Stock Exchange; an independent director of China Child Care Corporation, a Chinese manufacturer and distributor of child care products listed on the Hong Kong Stock Exchange; and a board member of numerous private companies.

From May to November 2013, Mr. Ren served as an independent director of Vision Fame International Holding Limited, a company focusing on the construction business and listed on the Hong Kong Stock Exchange. From June 2010 to March 2012, Mr. Ren served as president of a pharmaceutical investment holding company based in Hong Kong. Previously, Mr. Ren served as an executive director at UBS Investment Bank in Hong Kong from 2008 to 2010 and as a vice president at Lehman Brothers in Hong Kong from 2006 to 2008. Mr. Ren holds an LL.M. from Harvard Law School, and is a graduate of Peking University Law School (LL.B. and graduate program).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

99.1	Press release dated April 9, 2015 announcing Jeffrey Yunan Ren’s appointment as director

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: April 9, 2015	/s/ Amy Jing Liu Name: Amy Jing Liu Title: Chief Financial Officer

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